EXHIBIT 99.1
                                                                    ------------



                                    Investor Contact: Denise Gillen 212.318.7516
                                        Media Contact: Nancy Murray 212.813.7862



Polo Ralph Lauren Reports Fourth Quarter and Fiscal Year 2005 Results

Company Confirms EPS Outlook for Fiscal Year 2006 in Range of $2.75 to $2.85


New York (June 10, 2005) - Polo Ralph Lauren Corporation (NYSE: RL) today reported net income of $23.4 million, or $0.22 per diluted share, for the fourth quarter of Fiscal 2005 compared to net income of $76.4 million, or $0.75 per diluted share, for the fourth quarter of Fiscal 2004. For Fiscal Year 2005, net income was $190.4 million, or $1.83 per diluted share, compared to net income of $169.2 million, or $1.68 per diluted share, for Fiscal Year 2004. The Fiscal Year 2004 results presented above have been restated to reflect the accounting for leases as discussed below in greater detail.

Adjusted net income was $85.1 million, or $0.81 per diluted share, for the fourth quarter of Fiscal 2005 compared to $80.4 million, or $0.79 per diluted share, for the fourth quarter of Fiscal 2004. Adjusted net income was $257.2 million, or $2.47 per diluted share, for Fiscal Year 2005 compared to $184.7 million, or $1.83 per diluted share, for Fiscal Year 2004. Adjusted results exclude a litigation reserve, a reserve associated with alleged breach of the company's retail computer systems, the foreign currency effect of certain transactions involving our European operations, an adjustment in accounting for leases, the results of Ralph Lauren Media, and restructuring charges.

The Company reports all financial results in accordance with U.S. Generally Accepted Accounting Principles (GAAP), but management believes that the supplemental presentation of results adjusted to exclude these items provides investors with useful information regarding the Company's core business results. The Company does not suggest that investors should consider adjusted results in isolation from or as a substitute for financial information prepared in accordance with GAAP. For a full analysis of the adjustments, please refer to the reconciliation tables of GAAP results to adjusted results.

"Our results for Fiscal Year 2005 underscore the strength of our unique business, which continues to deliver strong growth and profitability," said Ralph Lauren, Chairman and Chief Executive Officer. "We are successful because we remain consistent to our vision. Our company has never been stronger and we continue to be a leader across all products, regions and customer segments."

"We executed well strategically and financially this year," said Roger Farah, President and Chief Operating Officer. "Our company focus continues to be on generating strong operating cash flow by being in control of the growth of our brands and by fine tuning our global operations."


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
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FOURTH QUARTER AND FULL YEAR FISCAL 2005 INCOME STATEMENT REVIEW

NET REVENUES   Net revenues for the fourth quarter increased 10.2% to $902.2 million compared to $818.8 million in the fourth quarter last year. Our wholesale revenues were $543.0 million, up 10.0% over last year, driven by the inclusion of childrenswear in our wholesale segment and increases in Europe and our womenswear brands. Wholesale revenues also reflect a decrease in our menswear as we continue to strategically reposition the Polo brand into more appropriate distribution channels and reduce sales into the secondary market. Based on a 13-week fourth quarter in Fiscal 2005, reported retail sales grew 12.2% to $291.5 million compared to $259.9 million in the 14-week fourth quarter last year, with comparable store sales down 4.2%. We believe it is more relevant to discuss comparable store sales excluding last year's 14th week and on that basis comparable store sales increased 4.1% in the quarter. Licensing revenues increased 3.5% reflecting the positive performance of our men's Chaps line domestically and strength in our international licensing, which more than offset the absence of royalty income associated with the previously licensed childrenswear line.

Net revenues for the full year increased 24.7% to $3.305 billion compared to $2.650 billion last year. Our wholesale revenues were $1.712 billion, up 41.4% over last year, driven by our womenswear brands, childrenswear and increases in Europe. Wholesale revenues also reflect a decrease in our menswear as we continue to strategically reposition the Polo brand into more appropriate distribution channels and reduce sales into the secondary market. Based on a 52-week year in Fiscal 2005, reported retail sales grew 15.2% to $1.349 billion compared to $1.170 billion in the 53-week year last year, with comparable store sales up 4.4%. We believe it is more relevant to discuss comparable store sales excluding last year's additional week and on that basis comparable store sales increased 6.3% in Fiscal 2005. Licensing revenues decreased 9.0% reflecting the absence of the Lauren and childrenswear lines, partially offset by the positive performance of our Chaps for men line in the United States and strength in our international licensing.

GROSS PROFIT   For the fourth quarter of Fiscal 2005, gross profit was $476.9 million, an increase of 22%, compared to $391.0 million in the fourth quarter of Fiscal 2004. The increased gross profit was generated primarily by the addition of childrenswear and the inclusion of Ralph Lauren Media, as well as strong increases in Europe. Gross profit also reflects improved performance in our Ralph Lauren retail stores, both in the U.S. and Europe. Gross margin improved 510 basis points in the fourth quarter to 52.9% of revenues compared to 47.8% last year, reflecting improvements in both our wholesale and retail segments.

For the full year Fiscal 2005, gross profit was $1.685 billion, an increase of 27.3%, compared to $1.323 billion in Fiscal 2004. The increased gross profit was generated primarily by our wholesale segment, reflecting the addition of Lauren, childrenswear and Ralph Lauren Media, as well as increases in Europe. Gross profit also reflects improved performance in our retail segment partially offset by a decrease in our licensing royalty. Gross margin improved 110 basis points to 51% of net revenues compared to 49.9% last year, reflecting improvements in both our wholesale and retail segments.

SG&A EXPENSES   In the fourth quarter, operating expenses were $435.4 million\
and included the following:

     o a charge of $100 million associated with the Jones Apparel litigation following the Appellate Division's March 24, 2005 decision.

     o a charge of $6.2 million associated with alleged breach of the company's retail computer systems including penalties, monitoring expenses and credit card re issuance costs and other related claims. Although we have taken a charge we plan to vigorously contest both the appropriateness and amount of these penalties and claims and to continue to explore possible claims against others.

     o expense of $1.3 million related to an adjustment in accounting for leases in the fourth quarter of Fiscal 2005 and $0.1 million in the fourth quarter of Fiscal 2004. This adjustment to our accounting for leases requires restatement of prior periods reflecting a change in the timing of rent expense recognition at lease inception from current practice of recording rent expense beginning at the opening date of a location. Additionally, the restatement will include an adjustment to our accounting for tenant allowances.

     o a restructuring charge of $0.5 million in the fourth quarter of Fiscal 2005 and $3.6 million in the fourth quarter of Fiscal 2004 related to operational consolidation efforts in Europe.


Excluding these items, operating expenses in the fourth quarter were $327.4 million compared to $262.6 million in the fourth quarter last year. The increase in operating expenses was driven primarily by the inclusion of expenses for childrenswear and Ralph Lauren Media, as well as increased spending in Europe to grow our wholesale and retail businesses there, increased spending in the United States associated with the expansion of our specialty retail stores, including Rugby, and costs associated with the newly required implementation of Sarbanes Oxley.

For the full year fiscal 2005, operating expenses were $1.385 billion and included the following:

     o   a charge of $100 million associated with the Jones Apparel litigation

     o a charge of $6.2 million associated with the alleged breach of the company's retail computer systems.

     o expense of $5.8 million related to adjustments in accounting for leases in Fiscal 2005 and $2.9 million in Fiscal 2004.

     o a restructuring charge of $2.3 million in Fiscal 2005 and $19.6 million in Fiscal 2004 related to operational consolidation efforts in Europe.


Excluding these items, operating expenses were $1.270 billion compared to $1.029 billion last year. The increase in operating expenses was driven primarily by the inclusion of expenses for childrenswear, Lauren, and Ralph Lauren Media, as well as higher spending in Europe to grow our wholesale and retail businesses there and increased spending in the United States associated with the expansion of our specialty retail stores.

OPERATING INCOME   Operating income for the fourth quarter decreased 66.7% to
$41.5 million compared to $124.7 million in the fourth quarter last year. Operating income, excluding the $108.0 million of above listed items, was $149.5 million, compared to $128.4 million, excluding the $3.7 million of the above listed items last year, representing a gain of 16%.

Operating income for the full year increased 10.6% to $299.7 million compared to $270.9 million last year. Operating income, excluding the $114.3 million of above listed items, was $414.0 million, compared to $293.4 million, excluding the $22.5 million of above listed items last year, which represents a 42% increase.

CONSOLIDATION OF RALPH LAUREN MEDIA

In February 2000 we announced the formation of Ralph Lauren Media, a joint venture with National Broadcasting Company, Inc. and certain affiliated companies ("NBC") to bring the Ralph Lauren lifestyle to consumers via multiple media platforms, including the Internet (primarily Polo.com). Under this 30-year joint venture agreement, Ralph Lauren Media is owned 50% by us and 50% by NBC. The Company has used the equity method of accounting for this investment since inception. At the end of the fourth quarter of Fiscal 2005 the Company determined that under FASB Interpretation 46R, consolidation of Ralph Lauren Media into its financial statements was required as of April 3, 2004. The presented balance


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
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sheet data as of April 3, 2004, has been restated to include the assets and liabilities of Ralph Lauren Media. There was no effect on prior years' reported earnings.

RECENT DEVELOPMENTS

     o In the fourth quarter comparable retail store sales, based on a 13-week fourth quarter in Fiscal 2005 and Fiscal 2004, increased 4.1% overall. Comparable retail store sales increased 3.1% at Ralph Lauren stores and 5.6% in our outlet stores and decreased 1.9% at Club Monaco stores. Comparable retail store sales increased 6.3% overall for the full fiscal year, with Ralph Lauren stores increasing 8.2%, outlet stores increasing 5.7% and Club Monaco stores increasing 5.2%.

     o Our strategic store expansion plan continues on track with the opening of twenty stores globally during the fiscal year. In the fourth quarter we continued the roll-out of our Rugby stores, a new concept store with a full lifestyle collection targeting 18 to 25 year old men and women customers, by opening stores in Chapel Hill, NC, and Charlottesville, VA, bringing the total to three Rugby stores opened this year.

     o We continued to expand our executive talent with the addition of Scott Bowman as President, International Business Development, with responsibility for our owned and licensed businesses in Japan, Far East Asia, Australia and South and Central America and the promotion of Susie McCabe to President, Factory Stores, with global responsibility for the operations of our factory outlet stores in the United States and internationally.

     o As part of our development of a global luxury accessories business, we signed a definitive agreement to acquire Ralph Lauren Footwear Co., Inc., our global licensee for footwear for men, women and children, for $110 million in cash. We expect the transaction to close later this month.

     o Building on the positive customer response to our expanded lifestyle Chaps for men line, we plan to design, develop, produce and deliver Chaps for women, a new classic sportswear look for Missy sizes, and Chaps for boys, sizes four to 20. In addition, we have entered into a one-year exclusive arrangement with Kohl's to sell Chaps for women and Chaps for boys in all of their locations beginning in the spring of 2006.

FISCAL 2005 FORM 10-K

The Company will restate its financial statements for Fiscal 2001 through Fiscal 2004 and the first three quarters of Fiscal 2005 to reflect the adjustments to its accounting for leases and Ralph Lauren Media. As a result, these financial statements and the independent auditor reports should no longer be relied upon. The Company intends to defer its Form 10-K filing to July 1, 2005.

STORE COUNT

At the end of the fourth quarter, we operated 278 stores, with 2.2 million square feet, compared to 261 stores, with 2.0 million square feet, at the end of the fourth quarter last year. Our retail group consisted of 58 Ralph Lauren stores, three Rugby stores, 69 Club Monaco stores, 124 Polo factory outlet stores, 19 Polo Jeans Co. factory outlet stores, and five Club Monaco outlet stores. During the fourth quarter we opened five stores and closed five.

FISCAL 2006 OUTLOOK

The company reiterated that for Fiscal Year 2006 earnings per share are expected to be in the range of $2.75 to $2.85. These projected results include the expected dilution from the acquisition of Ralph Lauren Footwear, the negative effect of the adjustment in accounting for leases and the contribution of Ralph Lauren Media. The Company projects mid-single digit percent consolidated revenue growth, reflecting approximately low single digit growth in wholesale sales, high single digit growth in retail sales and flat licensing royalty. Gross Profit is expected to expand significantly while S, G & A is expected to increase due to the inclusion of footwear in the wholesale segment. Operating margins are expected to improve approximately 100 basis points. The consolidated tax rate is expected to be 35.5% and the Company expects to have approximately 106 million shares outstanding.

The Company expects the earnings results of the first half of Fiscal 2006 to exceed the first half of Fiscal 2005 and the second half of Fiscal 2006 to exceed the second half of Fiscal 2005. As a percentage of annual profits, the first quarter of the year, or the June-end quarter, is the smallest quarter due to less wholesale shipments for the summer compared to other seasons. The Company expects the profits in the second quarter to be the largest in the year.

For the first quarter of Fiscal 2006, the Company expects consolidated revenues to increase more than 20%, reflecting more than 25% growth in wholesale sales, 10% growth in retail sales including Ralph Lauren Media and a slight decrease in licensing royalty. Operating income is expected to increase significantly with operating margin almost doubling last year's. The Company expects the tax rate to be 35.5% and shares outstanding to be between 105 million and 106 million shares.

CHANGE IN SEGMENT REPORTING

The Company operates in three integrated business segments - wholesale, retail and licensing - and has historically fully allocated corporate overhead expenses to each segment. The Company is changing its corporate overhead allocations to reflect how management presently views its business. The Company is finalizing the allocations for its Fiscal 2005 segment reporting and will include such information in its 10-K to be filed by July 1, 2005. The Company also will report the previous years in a comparable manner.

CONFERENCE CALL

As previously announced, we will host a conference call and live online broadcast today at 9:00 A.M. Eastern. The dial-in number is 1-719-457-2679. The online broadcast is accessible at HTTP://INVESTOR.POLO.COM

Polo Ralph Lauren Corporation is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 37 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include "Polo by Ralph Lauren", "Ralph Lauren Purple Label", "Ralph Lauren", "Black Label", "Blue Label", "Lauren by Ralph Lauren", "Polo Jeans Co.", "RRL", "RLX", "Rugby", "RL Childrenswear", "Chaps", and "Club Monaco" among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to HTTP://INVESTOR.POLO.COM.

THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING CURRENT EXPECTATIONS ABOUT THE COMPANY'S FUTURE RESULTS AND CONDITION, INCLUDING SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; RISKS ASSOCIATED WITH THE COMPANY'S DEPENDENCE ON SALES TO A LIMITED NUMBER OF LARGE DEPARTMENT STORE CUSTOMERS, INCLUDING RISKS RELATED TO EXTENDING CREDIT TO CUSTOMERS; RISKS ASSOCIATED WITH THE COMPANY'S DEPENDENCE ON ITS LICENSING PARTNERS FOR A SUBSTANTIAL PORTION OF ITS NET INCOME AND RISKS ASSOCIATED WITH A LACK OF OPERATIONAL AND FINANCIAL CONTROL OVER LICENSED BUSINESSES; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AFFECTING FOREIGN OPERATIONS OR SOURCING (INCLUDING


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
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FOREIGN EXCHANGE FLUCTUATIONS) AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN
IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES OR ITS ABILITY TO SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES; RISKS ARISING OUT OF LITIGATION OR TRADEMARK CONFLICTS, AND OTHER RISK FACTORS IDENTIFIED IN THE COMPANY'S FORM 10-K, 10-Q AND 8-K REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

Attached are the Consolidated Statements of Income and Net Revenues and Income from Operations for the three-month and twelve-month periods ended April 2, 2005 and April 3, 2004, as restated, and the Consolidated Balance Sheets as of April 2, 2005 and April 3, 2004, as restated.

                                     # # # #

                                  Tables Follow

                                       ###

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)


                                                                              TWELVE MONTHS ENDED
                                                                        ------------------------------
                                                                            APRIL 2,        APRIL 3,
                                                                               2005            2004
                                                                        --------------  --------------
                                                                                          AS RESTATED
Wholesale Net Sales                                                      $  1,712,040    $  1,210,397
Retail Net Sales                                                            1,348,645       1,170,447
                                                                        --------------  --------------

NET SALES                                                                   3,060,685       2,380,844

Licensing Revenue                                                             244,730         268,810
                                                                        --------------  --------------

NET REVENUES                                                                3,305,415       2,649,654

Cost of Goods Sold                                                          1,620,869       1,326,335
                                                                        --------------  --------------

GROSS PROFIT                                                                1,684,546       1,323,319

Depreciation Expense                                                          106,850          85,635
Other SG&A Expenses                                                         1,275,670         947,227
Restructuring Charge                                                            2,341          19,566
                                                                        --------------  --------------
TOTAL SG&A EXPENSES                                                         1,384,861       1,052,428

Income From Operations                                                        299,685         270,891

Foreign Currency (Gains) Losses                                                (6,072)          1,864

Interest Expense, net                                                           6,391          10,000
                                                                        --------------  --------------

Income Before Income Taxes and Other (Income) Expense                         299,366         259,027

Provision for Income Taxes                                                    107,336          93,875
                                                                        --------------  --------------

Income after Tax                                                              192,030         165,152

Other Expense (Income), net (A)                                                 1,605          (4,077)
                                                                        --------------  --------------

NET INCOME                                                               $    190,425    $    169,229
                                                                        ==============  ==============

NET INCOME PER SHARE - BASIC                                             $       1.88    $       1.71
                                                                        ==============  ==============

NET INCOME PER SHARE - DILUTED                                           $       1.83    $       1.68
                                                                        ==============  ==============

Weighted Average Shares Outstanding - Basic                               101,519,000      98,977,000
                                                                        ==============  ==============

Weighted Average Shares & Share Equivalents Outstanding - Diluted         104,010,000     100,960,000
                                                                        ==============  ==============

    (A) Includes Equity Investment Income of $6,411 and $5,497 net of Minority Interest Expense of $3,815 and $1,420 for FY05 and FY04, respectively. Also included in FY05 is $4,201 of Minority Interest Expense for RL Media.

The following is a reconciliation of Net Income to Adjusted Net Income:

                                                                             TWELVE MONTHS ENDED
                                                                        ------------------------------
                                                                            APRIL 2,        APRIL 3,
                                                                               2005            2004
                                                                        --------------  --------------
                                                                                          AS RESTATED
Net Income                                                               $    190,425    $    169,229

Other Expense (Income), net                                                     1,605          (4,077)

Provision for Income Taxes                                                    107,336          93,875

Restructuring Charge                                                            2,341          19,566

Foreign Currency (Gains) Losses                                                (6,072)          1,864

Litigation Reserve                                                            100,000               -

Alleged Breach of Retail Computer Systems Reserve                               6,200               -

Lease Adjustments                                                               5,829           2,905

Ralph Lauren Media Consolidation Adjustment                                    (4,243)              -
                                                                        --------------  --------------

Revised Income Before Income Taxes                                            403,421         283,362

Revised Provision for Income Taxes                                            144,644         102,694

Other Expense (Income), net                                                     1,605          (4,077)
                                                                        --------------  --------------

Net Income Excluding Restructuring, Foreign Currency (Gains) Losses,
    Litigation Reserve, Alleged Breach of Retail Computer Systems
    Reserve, Lease Adjustments and RL Media Consolidation                   $ 257,172       $ 184,745
                                                                        ==============  ==============

ADJUSTED NET INCOME PER SHARE - BASIC                                       $    2.53       $    1.87
                                                                        ==============  ==============

ADJUSTED NET INCOME PER SHARE - DILUTED                                     $    2.47       $    1.83
                                                                        ==============  ==============

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)


                                                                             THREE MONTHS ENDED
                                                                        ------------------------------
                                                                            APRIL 2,        APRIL 3,
                                                                               2005            2004
                                                                        --------------  --------------
                                                                                        AS RESTATED
Wholesale Net Sales                                                      $    543,009    $    493,519
Retail Net Sales                                                              291,499         259,863
                                                                        --------------  --------------

NET SALES                                                                     834,508         753,382

Licensing Revenue                                                              67,714          65,399
                                                                        --------------  --------------

NET REVENUES                                                                  902,222         818,781

Cost of Goods Sold                                                            425,313         427,782
                                                                        --------------  --------------

GROSS PROFIT                                                                  476,909         390,999

Depreciation Expense                                                           32,826          24,791
Other SG&A Expenses                                                           402,118         237,857
Restructuring Charge                                                              494           3,636
                                                                        --------------  --------------
TOTAL SG&A EXPENSES                                                           435,438         266,284

Income From Operations                                                         41,471         124,715

Foreign Currency (Gains) Losses                                                (2,739)          2,395

Interest Expense, net                                                             733           2,376
                                                                        --------------  --------------

Income Before Income Taxes and Other Expense                                   43,477         119,944

Provision for Income Taxes                                                     17,349          43,224
                                                                        --------------  --------------

Income after Tax                                                               26,128          76,720

Other Expense, net (A)                                                          2,732             274
                                                                        --------------  --------------

NET INCOME                                                               $     23,396    $     76,446
                                                                        ==============  ==============

NET INCOME PER SHARE - BASIC                                             $       0.23    $       0.77
                                                                        ==============  ==============

NET INCOME PER SHARE - DILUTED                                           $       0.22    $       0.75
                                                                        ==============  ==============

Weighted Average Shares Outstanding - Basic                               102,506,000      99,699,000
                                                                        ==============  ==============

Weighted Average Shares & Share Equivalents Outstanding - Diluted         105,341,000     102,265,000
                                                                        ==============  ==============

    (A) Includes Equity Investment Income of $629 and $20 net of Minority Interest Expense of $608 and $295 for FY05 and FY04, respectively. Also included in FY05 is $2,753 of Minority Interest Expense for RL Media.

The following is a reconciliation of Net Income to Adjusted Net Income:

                                                                             THREE MONTHS ENDED
                                                                        ------------------------------
                                                                            APRIL 2,         APRIL 3,
                                                                               2005             2004
                                                                        --------------  --------------
                                                                                         AS RESTATED
Net Income                                                                   $ 23,396        $ 76,446

Other Expense (Income), net                                                     2,732             274

Provision for Income Taxes                                                     17,349          43,224

Restructuring Charge                                                              494           3,636

Foreign Currency (Gains) Losses                                                (2,739)          2,395

Litigation Reserve                                                            100,000               -

Alleged Breach of Retail Computer Systems Reserve                               6,200               -

Lease Adjustments                                                               1,253             140

Ralph Lauren Media Consolidation Adjustment                                    (2,607)              -
                                                                        --------------  --------------

Revised Income Before Income Taxes                                            146,078         126,115

Revised Provision for Income Taxes                                             58,291          45,448

Other Expense (Income), net                                                     2,732             274
                                                                        --------------  --------------

Net Income Excluding Restructuring, Foreign Currency (Gains) Losses,
     Litigation Reserve, Alleged Breach of Retail Computer Systems
     Reserve, Lease Adjustments and RL Media Consolidation                   $ 85,055        $ 80,393
                                                                        ==============  ==============

ADJUSTED NET INCOME PER SHARE - BASIC                                        $   0.83        $   0.81
                                                                        ==============  ==============

ADJUSTED NET INCOME PER SHARE - DILUTED                                      $   0.81        $   0.79
                                                                        ==============  ==============

                 POLO RALPH LAUREN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)


                                                                              APRIL 2,         APRIL 3,
                                                                                 2005             2004
                                                                         ---------------  ---------------
                                                                                            AS RESTATED
                                     ASSETS
Current assets
  Cash and cash equivalents                                                 $   350,485      $   352,335
  Accounts receivable, net of allowances                                        455,682          441,724
  Inventories                                                                   430,082          373,170
  Deferred tax assets                                                            74,821           21,565
  Prepaid expenses and other                                                    102,693           98,357
                                                                         ---------------  ---------------

                                                                              1,413,763        1,287,151

Property and equipment, net                                                     487,894          408,741
Deferred tax assets                                                              35,973           65,542
Goodwill, net                                                                   558,858          341,603
Intangibles, net                                                                 46,991           17,640
Other assets                                                                    183,190          176,875
                                                                         ---------------  ---------------

                                                                            $ 2,726,669      $ 2,297,552
                                                                         ===============  ===============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                                                          $   184,394      $   188,919
  Income tax payable                                                             72,148           77,736
  Accrued expenses and other                                                    365,868          238,545
                                                                         ---------------  ---------------

                                                                                622,410          505,200

Long-term debt                                                                  290,960          277,345
Other noncurrent liabilities                                                    137,591           99,560

Stockholders' equity
  Common Stock                                                                    1,085            1,053
  Additional paid-in-capital                                                    664,279          563,457
  Retained earnings                                                           1,090,310          921,602
  Treasury Stock, Class A, at cost (4,177,600 and 4,145,800 shares)             (80,027)         (78,975)
  Accumulated other comprehensive income                                         29,973           23,104
  Unearned compensation                                                         (29,912)         (14,794)
                                                                         ---------------  ---------------

                       TOTAL STOCKHOLDERS' EQUITY                             1,675,708        1,415,447
                                                                         ---------------  ---------------

                                                                            $ 2,726,669      $ 2,297,552
                                                                         ===============  ===============